UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

WINLAND ELECTRONICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-0992135
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1950 Excel Drive
 Mankato, MN 56001
(Address of Principal Executive Office and Zip Code)

Winland Electronics, Inc. 2013 Equity Incentive Plan
(Full Title of the Plan)

Brian Lawrence
Chief Financial Officer and Senior Vice President
1950 Excel Drive
Mankato, MN 56001
(507) 625-7231

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas F. Steichen
Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402-1425
(612) 492-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee

Awards to purchase Common Stock, $0.01 par value, under the 2013 Equity Incentive Plan	Indefinite	$0.00	$0.00	$0.00
Common Stock issuable under the 2013 Equity Incentive Plan	350,000	$0.70	$245,000	$33.42
Total:				$33.42

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, there is also being registered hereunder an indeterminate number of shares of interests to be offered or sold pursuant to the employee benefit plan described herein and any additional securities which may become issuable pursuant to antidilution provisions of the plan.

(2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock on June 11, 2013 as reported by the OTCQB Market.

PART I

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, previously filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference herein:

1.	Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Commission by the Registrant on March 22, 2013;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the Commission by the Registrant on May 8, 2013;

3.	Current Report on Form 8-K filed with the Commission by the Registrant on May 9, 2013;

4.	Current Report on Form 8-K filed with the Commission by the Registrant on May 10, 2013;

5.	Current Report on Form 8-K filed with the Commission by the Registrant on May 10, 2013; and

6.                   The description of the Registrant’s common stock set forth in the registration statement on Form S-4 file  No. 33-31246, including any amendments or reports filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation’s articles of incorporation or bylaws, the corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they: (i) have not been indemnified by another organization; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

The Registrant’s Articles of Incorporation limits its directors’ personal liability for claims of breach of fiduciary duty to the full extent permitted by the Minnesota Business Corporation Act.  Specifically,  directors of the Company will not be personally  liable for monetary  damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the Company or its  shareholders,  (ii) acts or omissions not in good faith or that involve intentional  misconduct or a knowing  violation of law, (iii) dividends or other  distributions  of corporate assets  that  are  in   contravention   of  certain   statutory  or  contractual restrictions,  (iv) violations of certain  Minnesota  securities laws or (v) any transaction from which the director derives an improper personal benefit.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit

5.1*	Opinion of Fredrikson & Byron, P.A.

23.1*	Consent of Baker Tilly Virchow Krause, LLP

23.2*	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereof)

99.1*	Winland Electronics, Inc. 2013 Equity Incentive Plan

*	Filed Herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mankato, State of Minnesota, on June 12, 2013.

WINLAND ELECTRONICS, INC.

By	/s/ Brian D. Lawrence
Brian D. Lawrence

Each person whose signature appears below constitutes and appoints Brian D. Lawrence as the undersigned’s true and lawful attorney-in fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, to sign this Form S-8 Registration Statement of Winland Electronics, Inc. relating to the Company’s 2013 Equity Incentive Plan and any or all amendments or post-effective amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date listed below.

/s/ David A. Gagne
David A. Gagne	Date: June 12, 2013
President and Director
(Principal Executive Officer)

/s/ Brian D. Lawrence
Brian D. Lawrence	Date: June 12, 2013
Chief Financial Officer and Senior Vice President (Principal Financial Officer)

/s/ Thomas J. Goodmanson
Thomas J. Goodmanson	Date: June 12, 2013
Director

/s/ Thomas J. Brady
Thomas J. Brady	Date: June 12, 2013
Director

/s/ Lorin E. Krueger
Lorin E. Krueger	Date: June 12, 2013
Director

/s/ Thomas Braziel
Thomas Braziel	Date: June 12, 2013
Director

/s/ Matthew D. Houk
Matthew D. Houk	Date: June 12, 2013
Director

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

5.1*	Opinion of Fredrikson & Byron, P.A.

23.1*	Consent of Baker Tilly Virchow Krause, LLP

23.2*	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereof)

99.1 *	Winland Electronics, Inc. 2013 Equity Incentive Plan

*	Filed Herewith